Exhibit 10.18

Execution Version

U.S. $1,000,000,000

REVOLVING CREDIT AGREEMENT

dated as of December 21, 2012,

among

ZOETIS INC.,

THE LENDERS NAMED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

CITIBANK, N.A.

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC., AND

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

Syndication Agents

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC., AND

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

Joint Lead Arrangers and Joint Bookrunners

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

i

ii

SCHEDULES

Schedule 2.01	—	Initial Lenders; Commitments

EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Assumption Agreement
Exhibit C	—	Form of Note

ANNEXES

Annex I	—	Pricing Grid

iii

REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated as of December 21, 2012 among:

ZOETIS INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”);

The lenders (the “Initial Lenders”) listed on the signature pages hereof and the Lenders (as hereinafter defined) becoming party hereto after the date hereof; and

JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders.

The parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article 1 or in other provisions of this Agreement in the singular to have the same meanings when in the plural and vice versa):

“Additional Costs” shall have the meaning assigned to that term in Section 2.16(a).

“Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any other non-cash charges for such period, (v) any loss for such period of any joint venture accounted for on the equity method (except to the extent the Borrower or a Subsidiary actually made an investment in such joint venture during such period to offset such loss), and (vi) any Start-Up Adjustments for such period in an aggregate amount not to exceed (x) $200,000,000 for fiscal year 2013 and (y) $325,000,000 through fiscal year 2015 and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any income of any such joint venture for such period, except to the extent that dividends or other distributions were actually paid by such joint venture to the Borrower or a Subsidiary during such period, all determined on a consolidated basis in accordance with GAAP. For the purposes of calculating the Leverage Ratio as of the end of any period, if during such period the applicable Person or any of its Subsidiaries shall have consummated a Specified Transaction (as defined below), Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such period. For purposes hereof, “Specified Transaction” means any transaction or series of related transactions occurring after the date of this Agreement, resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Borrower or any of its Subsidiaries); provided that the transactions described in the Registration Statement in connection with the initial public offering of common stock of the Borrower shall be deemed a Specified Transaction.

“Administrative Agent” shall have the meaning assigned to that term in the introduction hereto. The Administrative Agent may perform any of its obligations hereunder through such Affiliates or branches thereof as it shall from time to time designate by notice to the Borrower and the Lenders for the purpose of performing any of its obligations hereunder or under the Loan Documents, and the term “Administrative Agent” shall include such branches or Affiliates.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent most recently designated by it as such account by notice to the Lenders and the Borrower.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” shall mean this Revolving Credit Agreement, as amended, restated, supplemented, extended or otherwise modified from time to time.

“Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Assignment and Acceptance” shall mean an instrument in substantially the form of Exhibit A hereto.

“Assuming Lender” shall mean an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.07(c).

“Assumption Agreement” shall mean an agreement, in substantially the form of Exhibit B hereto, pursuant to which an Eligible Assignee agrees to become an Assuming Lender hereunder pursuant to Section 2.07(c) and agrees to be bound by all obligations of a Lender under this Agreement.

“Availability Period” shall mean the period from the Effective Date until the Commitment Termination Date.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the rate of interest announced publicly by JPMCB in New York, New York, from time to time, as JPMCB’s prime rate in effect on such day (each change in JPMCB’s prime rate shall be effective from and including the date such change is publicly announced as being effective), (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.00% per annum and (c) the Eurodollar Rate for Loans denominated in U.S. Dollars for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum. Any change in the Base Rate due to a change in JPMCB’s prime rate referred to in clause (a) above, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in JPMCB’s prime rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” shall mean a Loan that bears interest as provided in Section 2.10(a)(i).

“Base Rate Margin” shall mean, on any date, the rate per annum set forth under the caption “Base Rate Margin” for such date determined in accordance with the Pricing Grid.

“Board of Directors” shall mean the board of directors of the Borrower.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to that term in the introduction hereto.

“Borrower SEC Documents” shall mean all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, exhibits, statements and documents filed by the Borrower under the Securities Act or the Exchange Act, as the case may be, and publicly available on the website of the SEC at www.sec.gov, together with all certifications required pursuant to the Sarbanes-Oxley Act.

“Borrowing” shall mean (a) Revolving Loans of the same Type, Converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Business Day” shall mean (a) any day other than a day on which commercial banks are authorized by Law or required to remain closed in New York City and (b) if such day relates to any Eurodollar Rate Loan, that is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“Capital Lease” shall mean a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

“Cash Equivalents” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than Pfizer Inc. and its Subsidiaries), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; provided, however, that a transaction will not be deemed to involve a Change of Control if (i) the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s voting stock immediately prior to that transaction or (B) such transaction does not involve the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than Pfizer Inc. and its Subsidiaries), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such holding company; or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were neither (i) members of the Board of Directors on the Effective Date, nor (ii) nominated by the Board of Directors, nor (iii) appointed by directors so nominated.

“Class” when used in reference to any Borrowing refers to whether Loans comprising such Borrowing are Revolving Loans or Swingline Loans.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Code” shall mean the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.06. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Commitment Documents” shall mean (a) the Five Year Revolving Credit Facility Commitment Letter, dated November 20, 2012, among the Borrower, JPMCB and J.P. Morgan Securities LLC, and (b) the Five Year Revolving Credit Facility Fee Letter, dated as of November 20, 2012, among the Borrower, JPMCB and J.P. Morgan Securities LLC.

“Commitment Increase” shall have the meaning assigned to that term in Section 2.07(c)(i).

“Commitment Increase Date” shall have the meaning assigned to that term in Section 2.07(c)(i).

“Commitment Termination Date” shall mean the earlier of (a) the Maturity Date and (b) the date of termination in whole of the Commitments pursuant to Section 2.07(b) or Article 7.

“Communications” shall have the meaning assigned to that term in Section 9.02(b)(i).

“Consolidated” shall mean, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Debt” means at any date all Debt of the Borrower and its Subsidiaries at such date, less the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries at such date, all determined on a Consolidated basis.

“Consolidated Net Income” for any period means the net income of the Borrower and its Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP but excluding in any event:

(a) any gains or losses on the sale or other disposition of investments or fixed or capital assets out of the ordinary course of business, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(c) net earnings and losses of any corporation or other entity (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such corporation or other entity prior to the date of such acquisition;

(d) net earnings and losses of any corporation or other entity (other than a Subsidiary) with which the Borrower or any Subsidiary shall have consolidated or which shall have merged into or with the Borrower or any Subsidiary prior to the date of such consolidation or merger;

(e) any gains or losses resulting from the termination of any Plan, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; and

(f) any other net extraordinary gain or net extraordinary loss.

“Consolidated Net Tangible Assets” shall mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Borrower and its Consolidated Subsidiaries and determined in accordance with GAAP.

“Constituent Documents” shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.

“Convert”, “Conversion” and “Converted” shall each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Sections 2.11, 2.12 or 2.17.

“Credit Extension” shall have the meaning set forth in Section 3.03.

“Debt” of any Person shall mean the sum of the following (without duplication): (a) all obligations of such Person for borrowed money, under Repurchase Agreements, Disqualified Stock or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to a Hedging Contract); (b) all obligations of such Person to pay the deferred purchase price of property, assets or services, except trade accounts payable arising in the ordinary course of business; (c) all Capital Lease Obligations of such Person; (d) all Debt of others secured by a Lien on any property or asset of such Person, whether or not such Debt is assumed by such Person; (e) all Debt of others Guaranteed by such Person; and (f) all reimbursement obligations or other obligations (other than contingent obligations) with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person.

“Default” shall mean any Event of Default or any event that with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative

Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it has committed to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its funding obligations; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) (i) been, or has a parent that has been, adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof or the exercise of control over such Lender or parent company by a Governmental Authority or instrumentality thereof.

“Dispose” shall refer to the sale, transfer, license, lease or other disposition (including any sale and lease-back transaction) of any property or assets by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Dispose” shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.

“Disqualified Stock” shall mean with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Debt of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is five years after the Maturity Date.

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Effective Date” shall have the meaning assigned to that term in Section 3.02.

“Eligible Assignee” shall mean (a) a Lender; (b) a commercial bank organized under the Laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (c) a commercial bank organized under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (c); (d) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (e) any other Person approved by the Administrative Agent, each Issuing Bank, the Swingline Lender and, unless an Event of Default shall have occurred and be continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided that none of the Borrower, any Affiliate of the Borrower or an individual shall qualify as an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Eurodollar Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Eurodollar Margin” shall mean, on any date, the rate per annum set forth under the caption “Eurodollar Margin” for such date determined in accordance with the Pricing Grid.

“Eurodollar Rate” shall mean, for any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate for deposits in U.S. Dollars having a maturity closest to such Interest Period which appears on the Screen Page as of 11:00 A.M., London time, on the day two London Banking Days prior to the first day of such Interest Period (provided that, if such rate does not appear on the relevant Screen Page for such Interest Period, the Eurodollar Rate for that Interest Period will be the arithmetic mean of quotations obtained by the Administrative Agent from the Reference Banks for the rate at which deposits in U.S. Dollars having a maturity closest to such Interest Period are offered by the principal London office of such Reference Bank at approximately 11:00 A.M., London time, on the day that is two London Banking Days preceding the first day of such Interest Period to other prime banks in the London interbank market in a principal amount of $5,000,000 by (b) an amount equal to the difference of 1.00 minus the Reserve Requirement for such Interest Period.

“Eurodollar Rate Loan” shall mean a Loan that bears interest as provided in Section 2.10(a)(ii).

“Events of Default” shall have the meaning assigned to that term in Article 7.

“Evergreen Letter of Credit” means a Letter of Credit that is automatically extended unless the Issuing Bank gives notice to the beneficiary thereof stating that such Letter of Credit will not be extended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income by the United States of America (including any political subdivision thereof) or by any other jurisdiction (including any political subdivision of any thereof) under the Laws of which such recipient is organized, in which its principal office is located or in which it conducts any business (other than solely on account of the execution and performance of or the receipt of any payment under, this Agreement or any other Loan Document) or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any comparable Tax imposed by any foreign jurisdiction, (c) (other than an assignee pursuant to a demand by the Borrower under Sections 2.20 or 9.06(c)), any withholding Tax, except withholding Taxes imposed as a result of a change in Law occurring after the time such recipient becomes a party to this Agreement or designates a new Applicable Lending Office, (d) any U.S. withholding Tax that is attributable to such recipient’s failure to furnish documentation described in Section 2.18(f), except to the extent such recipient’s failure is due to a change in Law occurring after the date on which such recipient becomes a party hereunder or designates a different Applicable Lending Office and such change in Law requires the recipient to deliver documentation that would require the disclosure of materially different information than the documentation that is or would be required with respect to such recipient under Section 2.18(f) as of the date such recipient becomes a party hereunder or designates a different Applicable Lending Office and except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a different Applicable Lending Office, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.18(a), and (e) any Taxes imposed by FATCA.

“Facility Fee Rate” shall mean, on any date, the rate per annum set forth under the caption “Facility Fee Rate” for such date determined in accordance with the Pricing Grid.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” shall mean (a) the Controller of the Borrower, (b) the Chief Financial Officer of the Borrower, (c) the Treasurer of the Borrower or (d) any officer of the Borrower who succeeds to all or substantially all of the responsibilities of an officer identified in clause (a), (b) or (c) above.

“Fitch” shall mean Fitch, Inc., and any successor to its rating agency business.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Approval” means any written permit, license, variance, certification, consent, no-action letter, clearance, exemption or other approval granted by a Governmental Authority.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of any Person shall mean any obligation of such Person directly guaranteeing any Debt of any other Person or otherwise providing for the payment of any Debt of any Person, provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all substances, wastes or other pollutants listed, defined, regulated or classified as hazardous or toxic, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as such pursuant to any Environmental Law.

“Hedging Contracts” shall mean all interest rate contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to mitigate the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Increasing Lender” shall have the meaning assigned to that term in Section 2.07(c)(i).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to that term in Section 9.04(c).

“Information” shall have the meaning assigned to that term in Section 4.12.

“Initial Financial Statements” shall mean the (a) audited Consolidated balance sheet of the Borrower and the related audited Consolidated statements of income, shareholders’ equity and cash flows and the related footnotes as of and for the year ended December 31, 2011 and (b) the unaudited condensed Consolidated balance sheet of the Borrower and the related unaudited condensed Consolidated statements of income and cash flows and related footnotes for the six months ended July 1, 2012.

“Initial Lenders” shall have the meaning assigned to that term in the introduction hereto.

“Intercompany Debt” means (i) with respect to any Subsidiary, Debt of such Subsidiary to the Borrower or to another Subsidiary and (ii) with respect to the Borrower, Debt of the Borrower to a Subsidiary.

“Interest Expense” for any period means all interest and all amortization of debt discount and expense (including, without limitation, all commissions, fees and other charges owed with respect to letters of credit and bankers’ acceptances) on any particular Debt (including, without limitation, payment-in-kind, zero coupon and other like Securities) for which such calculations are being made.

“Interest Coverage Ratio” shall mean, for any period, the ratio of Adjusted Consolidated EBITDA for such period to the Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

“Interest Period” shall mean, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan (or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan) and ending on the last day of the period selected by the Borrower pursuant to the provisions contained herein and, thereafter, with respect to Eurodollar Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions contained herein. The duration of each such Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing shall be one, two, three or six months, or if available as determined by all Lenders, nine or twelve months or any other period agreed upon by the Administrative Agent, each of the Lenders and the Borrower, in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period. Notwithstanding the foregoing:

(i) if any Interest Period would otherwise commence before and end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date;

(ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day);

(iii) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iv) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration.

“Issuing Bank” shall mean each of JPMCB (or an affiliate) and any other Lender that may agree, upon the request of the Borrower, to issue Letters of Credit hereunder. Reference to “the Issuing Bank” in relation to any Letter of Credit is to the particular Issuing Bank that shall have issued, or that shall have been requested to issue, such Letter of Credit.

“Joint Lead Arrangers” shall mean the Persons so identified on the cover page hereof, in such capacity.

“JPMCB” shall have the meaning assigned to that term in the introduction hereto.

“JPMCB Parties” shall have the meaning assigned to that term in Section 9.02(b)(v).

“Law” shall mean any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of the undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” shall mean (i) the Initial Lenders, (ii) each Assuming Lender that shall become a party hereto pursuant to Section 2.07(c) and (iii) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06(a), other than any Person that shall have ceased to be a Lender hereunder pursuant to Section 9.06. Unless the context otherwise requires, references to “Lenders” shall include the Swingline Lender and each Issuing Bank.

“Letter of Credit” means a letter of credit issued hereunder by the Issuing Bank on or after the Effective Date.

“Leverage Ratio” shall mean, for any period of four consecutive fiscal quarters, the ratio of Consolidated Net Debt as of the last day of such period to Adjusted Consolidated EBITDA for such period.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

“Loan” shall mean a loan by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Commitment Documents, the Notes and each Assumption Agreement.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Material Adverse Change” shall mean any material adverse change in any of (a) the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement or any other Loan Document.

“Material Adverse Effect” shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” shall mean any Subsidiary (a) for which the Consolidated gross revenues for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of December 31, 2011) exceed 5.00% of the Consolidated gross revenues of the Borrower for such period, in each case determined in accordance with GAAP, or (b) for which the Consolidated total assets (after intercompany eliminations) as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of December 31, 2011) exceed 5.00% of the Consolidated total assets of the Borrower as of such date, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the date that is five years after the date of this Agreement, provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” shall mean a promissory note of the Borrower payable to any Lender and its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from one or more Loans made by such Lender.

“Obligations” shall mean the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Affiliate

of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement and any other Loan Document (including any such sums accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Order” shall mean any order, judgment or injunction.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by any Governmental Authority in a jurisdiction in which the relevant Borrower is incorporated, organized, managed and controlled or otherwise has a connection.

“Participant Register” shall have the meaning assigned to that term in Section 9.06(f).

“Patriot Act” shall mean the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.).

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Liens” shall mean: (a) Liens imposed by Law for Taxes that are not yet due or are being contested in compliance with Section 5.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04; (c) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business; (e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7(e); (f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries; (g) Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to trading accounts or brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law encumbering deposits or other funds maintained with a financial institution (including the right of set off) or which are customary in the banking industry, (iv) attaching to other prepayments, deposits or earnest money in the ordinary course of business and (v) attaching to cash collateral posted pursuant to a Hedging Contract, or a letter of credit agreement, entered into in the ordinary course of business; (h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (i) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (j) interest or title of a lessor, lessee, sublessor or sublessee under any lease or sublease permitted hereunder (other than any Capital Lease) and any interest or title of a licensor, licensee, sublicensor or sublicensee under any license or sublicense permitted hereunder; (k) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; (l) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements (or any similar precautionary filings) relating solely to operating leases of personal property entered into in the ordinary course of business; (m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with importation of goods; and (n) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property.

“Permitted Refinancing” shall mean any extension, refinancing, renewal, replacement or defeasement of any Debt that (a) does not exceed the principal amount of such Debt (plus all accrued interest thereon and the amount of all Taxes, fees, costs, expenses and premiums incurred in connection therewith), (b) has a weighted average maturity and final maturity (measured as of the date of such extension, refinancing, renewal, replacement or defeasance) that is no earlier than the earlier of (x) the Commitment Termination Date and (y) the original weighted average maturity and final maturity of such Debt and (c) is not secured by any Lien other than a Lien securing such Debt and does not represent Debt of any Person except a Person obligated in respect of such Debt.

“Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Pfizer Separation Agreements” shall mean the global separation agreement, the transitional services agreement, the tax matters agreement, the research and development collaboration and license agreement, the employee matters agreement, the two master manufacturing and supply agreements, the environmental matters agreement, the screening services agreement, the various intellectual property license agreements, the registration rights agreement, the Brazil agreements and the local market distribution agreements or any other aggreement listed under the heading “Certain relationships and related party transactions” in the Registration Statement, in each case as described in the Registration Statement.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Platform” shall have the meaning assigned to that term in Section 9.02(b)(ii).

“Pricing Grid” shall mean the Pricing Grid based on the Borrower’s Ratings attached as Annex I hereto.

“Quarterly Date” shall mean the last day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that, if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day.

“Rating Agencies” shall mean Moody’s and S&P.

“Ratings” shall mean, at any time, the public ratings of the Borrower’s senior unsecured non-credit enhanced long-term debt by Moody’s and S&P at such time.

“Reference Banks” shall mean JPMCB and Citibank, N.A. or any replacement Reference Bank designated pursuant to Section 2.11(f).

“Register” shall have the meaning assigned to that term in Section 9.06(e).

“Registration Statement” shall mean the registration statement on Form S-1 filed by the Borrower with the SEC pursuant to the Securities Act in connection with the initial public offering of common stock of the Borrower, as initially filed and as amended from time to time.

“Regulations A, D, U and X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean any change after the date of this Agreement in United States Federal, state or foreign Law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Administrative Agent or any Lender, of or under any United States Federal, state or foreign Law or regulations (whether or not having the force of Law) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and

all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, promulgated or issued.

“Related Party” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, members, trustees, agents and sub-agents of such Person and such Person’s Affiliates.

“Repurchase Agreement” shall mean an agreement by the Borrower or any Subsidiary to sell securities to another Person coupled with an agreement to purchase such securities from such Person at a specified price on a later date.

“Required Lenders” shall mean, at any time, Lenders having more than 50% of the Commitments or, if no Commitments are then outstanding, Lenders owed more than 50% of the then aggregate unpaid principal amount of all outstanding Loans.

“Requisite Amount” shall have the meaning assigned to that term in Section 7.01(e).

“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency Liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans and the aggregate Amount of its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Screen Page” shall mean the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollars (or any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in U.S. Dollars in the London interbank market).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Debt” shall mean any Debt under any Repurchase Agreement and any other Debt the obligations with respect to which are secured by a Lien.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Start-Up Adjustments” shall mean the following tax-adjusted one-time cost adjustments in connection with the initial public offering of the Borrower: (i) manufacturing, regulatory, and legal transfer costs, (ii) other start-up costs, (iii) carve-out start-up costs and (iv) incremental enabling function stand-up costs.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context shall otherwise require, “Subsidiary” refers to a Subsidiary of the Borrower.

“Swingline Exposure” means, at any time, the aggregate amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“United States” and “United States Person” shall have the meaning assigned to that term in Section 7701 of the Code.

“U.S. Dollars” and “$” shall mean the lawful money of the United States of America.

“Voting Stock” shall mean Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or any Lender hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the audited Consolidated financial statements of the Borrower for the Borrower’s fiscal year ended December 31, 2011 (except for changes concurred with by the Borrower’s independent public accountants).

Section 1.03. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor Laws), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower from time to time during the Availability Period; provided that, immediately after each such Loan is made, the amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.17, each Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the time that any Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $5,000,000 and an integral multiple of $1,000,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Rate Borrowings outstanding.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;

(iv) in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the Revolving Credit Exposure of any Lender exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request not later than 1:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the location and number of the Borrower’s account to which the funds are to be disbursed. Each Swingline Loan shall be a Base Rate Loan in an amount that is an integral multiple of $100,000 and not less than $500,000. The Swingline Lender shall make each Swingline Loan to be made by it available to the Borrower by means of a credit to the account designated by the Borrower for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in U.S. Dollars for its own account in a form acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall notify the Issuing Bank and the Administrative Agent reasonably in advance of the requested date of issuance, amendment, renewal or extension, describing the Letter of Credit to be issued, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form (with such changes thereto as the parties may agree upon) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, and (ii) the Revolving Credit Exposure of each Lender shall not exceed its Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or, in the case of any renewal or extension thereof, one year after such renewal or extension (or, if any such day is not a Business Day, the next preceding Business Day) and (ii) the date that is five Business Days prior to the Maturity Date. The expiry date of any Letter of Credit may be extended from time to time (i) at the Borrower’s request in accordance with (c) above or (ii) in the case of an Evergreen Letter of Credit, automatically, in each case so long as such extension is for a period not exceeding one year, does not extend beyond the date referred to in clause (ii) of the immediately preceding sentence and is granted (or the last day on which notice can be given to prevent such extension occurs) no earlier than three months before the then existing expiry date thereof.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the

Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with in the case of LC Disbursements, a Base Rate Revolving Borrowing (of not less than $10,000,000) or a Swingline Loan (of not less than $500,000) in an equal amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then 2% per annum shall be added to the applicable rate specified above. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent given upon request of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Borrower hereby grants a lien and security interest in, and sole and exclusive dominion and control, including the exclusive right of withdrawal, over such account to the Administrative Agent. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived free and clear of all Liens created hereunder.

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof not later than 1:00 p.m. (New York City time), in funds immediately available in New York City, to the account of the Administrative Agent most recently designated for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.

(b) The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

Section 2.07. Changes of Commitments. (a) Termination on the Maturity Date. Unless theretofore reduced to such amount pursuant to Section 2.07(b), the Commitments of the Lenders shall automatically be reduced to zero on the close of banking business on the Maturity Date.

(b) Ratable Termination or Reduction. The Borrower shall have the right, at any time or from time to time, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that (i) each partial reduction shall be in the minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans in accordance herewith, the aggregate Revolving Credit Exposure would exceed the aggregate amount of the Commitments; provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The aggregate amount of the Commitments, once reduced as provided in this Section 2.07(b), may not be reinstated, except as provided in Section 2.07(c) below.

(c) Increase. (i) The Borrower may at any time, by notice to the Administrative Agent not less than three Business Days prior to a Commitment Increase Date (as defined below), propose that the aggregate amount of the Commitments be increased (each such proposed increase being a “Commitment Increase”), through an increase of the Commitment or Commitments of one or more existing Lenders and/or the addition of one or more Persons (who shall be Eligible Assignees) as Assuming Lenders, as the Borrower may determine, all effective as of a date (the “Commitment Increase Date”) that shall be specified in such notice and that shall be prior to the Commitment Termination Date; provided that

(A) the proposed Commitment Increase in respect of the Commitment of either (1) any Increasing Lender or (2) any Assuming Lender shall for each Commitment Increase Date be in the aggregate amount of no less than $25,000,000 and an integral multiple of $1,000,000 in excess thereof,

(B) in no event shall the aggregate amount of the Commitments at any time exceed $1,500,000,000,

(C) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase,

(D) the representations and warranties contained in Article 4 shall be accurate in all material respects on and as of the Commitment Increase Date as if made on and as of such date (except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate as of such earlier date, or (2) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects on and as of the Commitment Increase Date or such earlier date as specified in clause (1) above), and

(E) no Commitment Increase may be effected other than on a day (x) on which no Eurodollar Rate Loans are outstanding or (y) that is the last day of an Interest Period for all outstanding Eurodollar Rate Loans.

The Administrative Agent shall notify the Lenders of a proposed Commitment Increase promptly upon its receipt of any notice from the Borrower with respect to such proposed Commitment Increase. It shall be in each Lender’s sole discretion whether to agree to increase its Commitment hereunder in connection with any proposed Commitment Increase. No later than 10 Business Days after its receipt of the Borrower’s notice proposing a Commitment Increase, each Lender that is willing to increase its Commitment hereunder (each such Lender being an “Increasing Lender”) shall deliver to the Administrative Agent a notice in which such Lender shall set forth the maximum increase in its Commitment to which such Lender is willing to agree, and the Administrative Agent shall promptly provide to the Borrower a copy of such Increasing Lender’s notice. Any Lender failing to provide such notice shall be deemed to have declined to increase its Commitment. The Administrative Agent, or an Affiliate of the Administrative Agent, shall cooperate with the Borrower in discussions with the Lenders and Eligible Assignees with a view to arranging any proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders and/or the addition of one or more Eligible Assignees as Assuming Lenders (provided that any such addition of an Eligible Assignee as an Assuming Lender shall be subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) and as parties to this Agreement; provided, that any allocations of any increase of Commitments hereunder (including any allocation as between Increasing Lenders and Assuming Lenders) shall be determined by the Borrower in its sole discretion, subject to the limitations set forth in this clause (i) of Section 2.07(c).

(ii) If agreement is reached prior to the relevant Commitment Increase Date with any Increasing Lenders and Assuming Lenders, if any, as to a Commitment Increase (the amount of which may be less than (subject to the limitation set forth in clause (i)(A) of this Section 2.07(c)) but not greater than that amount specified in the applicable notice from the Borrower), the Borrower shall deliver, no later than one Business Day prior to such Commitment Increase Date, a notice thereof in reasonable detail to the Administrative Agent (and the Administrative Agent shall give notice thereof to the Lenders, including any Assuming Lenders). The Assuming Lenders, if any, shall become Lenders hereunder as of such Commitment Increase Date and the Commitments of any Increasing Lenders and such Assuming Lenders shall be increased by or shall be, as the case may be, as of such Commitment Increase Date, the amounts specified in the notice delivered by the Borrower to the Administrative Agent; provided that:

(A) the Administrative Agent shall have received at or prior to 9:00 A.M. (New York City time) on such Commitment Increase Date (1) a duly executed Note (to the extent requested by the relevant Lender), dated as of such Commitment Increase Date and in substantially the form of Exhibit C hereto for each Assuming Lender, and dated the date to which interest on the existing Notes shall have been paid and in substantially the form of Exhibit C hereto for each Increasing Lender, in each case in an amount equal to the Commitment of each such Assuming Lender and each such Increasing Lender after giving effect to such Commitment Increase, (2) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in Section 2.07(c)(i)(C) and 2.07(c)(i)(D) has been satisfied and (3) to the extent reasonably requested by the Administrative Agent documents, consistent with those delivered under Sections 3.01(a)(ii), 3.01(a)(iii) and 3.01(a)(iv) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase;

(B) with respect to each Assuming Lender, the Administrative Agent shall have received, at or prior to 9:00 A.M. (New York City time) on such Commitment Increase Date, an Assumption Agreement in substantially the form of Exhibit B hereto, duly executed by such Assuming Lender and the Borrower and acknowledged by the Administrative Agent; and

(C) each Increasing Lender shall have delivered to the Administrative Agent, at or prior to 9:00 A.M. (New York City time) on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

(iii) Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the appropriate Note (if applicable) and documents referred to in clause (ii)(A) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Borrower. Upon its receipt of an Assumption Agreement executed by an Assuming Lender representing that it is an Eligible Assignee, together with the appropriate Note (if applicable) and documents referred to in clause (ii)(A) above, the Administrative Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit B hereto, (x) accept such Assumption Agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv) In the event that the Administrative Agent shall not have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date or the Borrower shall, by notice to the Administrative Agent prior to such Commitment Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (ii)(A) through (ii)(C) shall not have occurred by 9:00 A.M. (New York City time) on such Commitment Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (ii)(A) through (ii)(C) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(v) In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the action provided for in clauses (ii)(A) through (ii)(C) above shall have occurred by 9:00 A.M. (New York City time) on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly and in any event by 10:00 A.M. (New York City time) on such date by facsimile transmission or electronic messaging system. Each Increasing Lender and each Assuming Lender shall, before 11:00 A.M. (New York City time) on such Commitment Increase Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, an amount equal to such Increasing Lender’s or such Assuming Lender’s ratable portion of the Revolving Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). After the Administrative Agent’s receipt of such funds, the Administrative Agent will promptly thereafter cause to be distributed like funds to the Lenders for the account of their respective Applicable Lending Offices in an amount to each Lender such that the aggregate amount of the outstanding Revolving Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Revolving Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). In addition, on and as of each Commitment Increase Date, the respective LC Exposures and Swingline Exposures of the Lenders shall be redetermined based on their respective Commitments after giving effect to the relevant Commitment Increase.

Section 2.08. Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily average amount of such Lender’s Commitment (whether used or unsued), for each day during the period from the Closing Date until the Commitment Termination Date at a rate per annum equal to the Facility Fee Rate. The accrued facility fee shall be payable in arrears on each Quarterly Date and, without duplication, on the Commitment Termination Date. If for any reason any Revolving Credit Exposure remains outstanding on or after the

Commitment Termination Date, the facility fee shall accrue from the Termination Date until the date on which no Revolving Credit Exposure remains outstanding, on the aggregate amount of Revolving Credit Exposure from time to time outstanding, payable on demand.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Eurodollar Margin on such Lender’s daily LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate per annum mutually agreed by the Borrower and the Issuing Bank on the average daily LC Exposure with respect to Letters of Credit issued by it during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on each Quarterly Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(c) Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing by and between the Borrower and the Administrative Agent.

Section 2.09. Repayment of Loans. (a) The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the full principal amount of each Revolving Loan made by such Lender to the Borrower, and each Revolving Loan shall mature, on the Commitment Termination Date.

(b) The Borrower hereby promises to pay to the Swingline Lender (or, in the circumstances contemplated by Section 2.03, to the Administrative Agent for the account of the Lenders) the full principal amount of each Swingline Loan on the 10th Business Day following the date on which such Loan is made or, if earlier, on the Commitment Termination Date.

Section 2.10. Interest on Loans. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal to the sum of (x) the Base Rate plus (y) the Base Rate Margin in effect from time to time, payable in arrears on each Quarterly

Date during such periods and, without duplication, on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Eurodollar Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and, without duplication, on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of any default in the payment of any amount due and payable hereunder, the Borrower shall pay interest on such overdue amount from the date such amount shall have become due until such amount shall be paid in full, payable in arrears on demand and on the date such amount shall be paid in full, at a rate per annum equal at all times to 2.00% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above.

Section 2.11. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Administrative Agent timely information to the extent necessary for the purpose of determining each Eurodollar Rate. If either of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the other Reference Bank. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.10(a)(ii). Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, with respect to any Eurodollar Rate Loans, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to Convert Loans into, such Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist (as determined by the Required Lenders), which notice shall be given promptly after such circumstances cease to exist (as determined by the Required Lenders).

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, such Interest Period shall have a duration of one month.

(d) Upon the occurrence and during the continuance of any Event of Default under Section 7.01(a), (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(e) If the Eurodollar Rate for any Eurodollar Rate Loans cannot be determined in accordance with the definition of such term, including because of the unavailability of rates quoted on the applicable Screen Page or by the Reference Banks,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Loans,

(ii) with respect to Eurodollar Rate Loans, each such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or, if such Loan is then a Base Rate Loan, will not be eligible for Conversion into a Eurodollar Rate Loan), and

(iii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, which notice shall be given promptly after such circumstances cease to exist.

(f) If any Reference Bank’s Commitment shall terminate or all of its rights and obligations under this Agreement shall be assigned for any reason whatsoever, such Reference Bank shall cease to be a Reference Bank and shall be discharged from its duties and obligations under this Agreement, and the Administrative Agent (after consultation with the Borrower) shall, by notice to the Borrower and the Lenders, designate another Lender as a Reference Bank, which Lender shall become a Reference Bank upon the execution and delivery to the Administrative Agent and the Borrower of an undertaking pursuant to which such Lender shall agree to be bound by and to perform all obligations of a Reference Bank as set forth in this Agreement.

Section 2.12. Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.11 and 2.17, Convert all Revolving Loans of one Type comprising the same Borrowing into Revolving Loans of the other Type; provided that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum borrowing amount specified in Section 2.02 and no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower and the relevant Borrower.

Section 2.13. Optional Prepayments of Loans. The Borrower may, upon notice to the Administrative Agent (and, in the case of prepayment of any Swingline Loan, the Swingline Lender) stating the proposed date and aggregate principal amount of the prepayment, given not later than 10:00 A.M. (New York City time) (a) three Business Days before such proposed prepayment in the case of Eurodollar Rate Loans and (b) on the day of such proposed prepayment in the case of Base Rate Loans, and, if such notice is given, the Borrower shall, prepay without penalty the outstanding principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, provided that in the event of any such prepayment of a Eurodollar Rate Loan other than on the last day of the Interest Period therefor, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b); provided further that if a notice of optional prepayment is given in connection with a conditional termination of the Commitments as contemplated by Section 2.07(b), then such notice of prepayment may be revoked in accordance with Section 2.07(b) (subject to, for the avoidance of doubt, compliance with the immediately preceding sentence). Each prepayment of Revolving Loans hereunder shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

Section 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes to the Administrative Agent at the Administrative Agent’s Account in same day funds, without any set-off, recoupment or counterclaim, not later than 12:00 Noon (Local Time) on the due date of such payment (each such payment made after such time on such date to be deemed to have been made on the next Business Day). The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or unused commitment fees ratably (other than amounts payable pursuant to Section 2.07(c), 2.16, 2.18 or 9.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.06(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance (which shall not include the Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender hereunder as a result of the effectiveness of a Commitment Increase pursuant to

Section 2.07(c), and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording the information contained therein in the Register, from and after the Commitment Increase Date, the Administrative Agent shall make all payments hereunder in respect of the interest assumed thereby to such Assuming Lender.

(b) All computations of interest based on JPMCB’s prime rate (referred to in clause (a) of the definition of Base Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Effective Rate, of Letter of Credit participation fees and of facility fees, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees, are payable.

(c) Subject to the proviso in the definition of the term “Maturity Date”, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or unused commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

Section 2.15. Sharing of Payments Etc. (a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Exposure owing to it (other than pursuant to Section 2.07(c)(v), 2.16, 2.18 or 9.04(b)) in excess of its ratable share of payments on account of the Revolving Credit Exposure obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Exposure owing to such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by Law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 2.16. Additional Costs. (a) The Borrower shall, within 30 days following demand by a Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs that such Lender determines are attributable to its making, funding or maintaining any Eurodollar Rate Loans or its issuing or participating in any Letter of Credit hereunder or its obligation to make any Eurodollar Rate Loans hereunder or to issue or participate in any Letter of Credit hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans, any such LC Exposure or any such obligation (excluding amounts attributable to Taxes applicable to payments made by the Borrower hereunder and Other Taxes, which shall be governed solely and exclusively by Section 2.18) (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any such Loans or any deposits of the type referred to in the definition of “Eurodollar Rate” in Section 1.01), or the Commitment of such Lender or (ii) imposes any other condition affecting this Agreement or such Lender’s Notes (or any of such extensions of credit or liabilities) or Commitment; provided that the Borrower shall not be obligated to pay to such Lender such Additional Costs unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph; and provided further that any such Additional Costs allocated to any Loans or the Commitment of such Lender shall not exceed the Borrower’s pro rata share of all costs attributable to all loans or advances or commitments to all borrowers by such Lender that collectively result in the consequences for which such Lender is to be compensated by the Borrower. Any Lender seeking compensation hereunder shall make reasonable efforts to notify the Borrower of the enactment of any Regulatory Change that would entitle such Lender to compensation pursuant to this Section 2.16(a) as promptly as practicable after obtaining knowledge thereof and the date of effectiveness of such Regulatory Change; provided that failure to provide such notice shall not in any way reduce the Borrower’s liability therefor. As soon thereafter as such Lender shall have determined to request such compensation, such Lender shall notify the Borrower thereof and shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) (i) to designate a different Applicable Lending Office for the Loans of such Lender affected by such Regulatory Change if such designation will avoid the need for, or reduce the amount of, such compensation, and will not, in the reasonable opinion of such Lender, be otherwise disadvantageous to such Lender and (ii) to otherwise minimize any such compensation payable by the Borrower hereunder. Notwithstanding anything in this Section 2.16(a) to the contrary, the Borrower’s obligation to reimburse such Lender for Additional Costs pursuant to this Section 2.16(a) shall be limited as follows:

(x) In the event of a Regulatory Change with an effective date occurring on or after its date of enactment, the Borrower shall be obligated to pay to such Lender only such amounts attributable to the period commencing on the later of the effective date of such Regulatory Change or the date of such Lender’s notice of determination to request compensation hereunder; and

(y) In the event of a Regulatory Change with an effective date retroactive from its date of enactment, the Borrower shall be obligated to pay only such amounts attributable to a period commencing up to 60 days prior to such Lender’s notice of enactment of the Regulatory Change and its request for compensation hereunder.

(b) Without limiting the effect of the foregoing provisions of this Section 2.16 (but without duplication), the Borrower shall, within 30 days following a demand by a Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs (excluding amounts attributable to Taxes applicable to payments made by the Borrower hereunder and Other Taxes, which shall be governed solely and exclusively by Section 2.18) that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office of such Lender), pursuant to any Law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority following any Regulatory Change, of capital or liquidity in respect of its Commitment (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office of such Lender) to a level below that which such Lender (or any Applicable Lending Office of such Lender) could have achieved but for such Law, regulation, interpretation, directive or request); provided that the Borrower shall not be obligated to pay to such Lender such additional amounts unless such Lender at such time shall be generally assessing such amounts on a nondiscriminatory basis against borrowers under agreements having provisions similar to this paragraph; and (ii) any such additional amounts allocated to the Commitment of such Lender shall not exceed the Borrower’s pro rata share of all costs attributable to all commitments to all borrowers by such Lender that collectively result in the consequences for which such Lender is to be compensated by the Borrower. Each Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 2.16(b) as promptly as practicable after it determines to request such compensation; provided that, in the event of (x) any Regulatory Change with an effective date occurring on or after its enactment, the Borrower shall be obligated to pay to such Lender only such amounts attributable to the period commencing on the later of the effective date of such Regulatory Change or the date of such Lender’s notice of determination to request compensation hereunder; and (y) any Regulatory Change with an effective date retroactive from its date of enactment, such request arises from a Law, regulation, directive or request of a court or governmental or monetary authority that contains an effective date retroactive from its date of enactment, the Borrower shall be obligated to pay such Lender only such amounts attributable to the period commencing up to 60 days prior to the date of such Lender’s notice.

(c) Determinations and allocations by a Lender for purposes of this Section 2.16 of the effect of any Regulatory Change pursuant to Section 2.16(a), or of the effect of capital maintained pursuant to Section 2.16(b), on its costs or rate of return of maintaining Loans or LC Exposure or its obligation to make Loans or incur LC Exposure, or on amounts receivable by it in respect of the foregoing, and of the amounts required to compensate such Lender under this Section 2.16, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any Lender requesting compensation under this Section 2.16 will furnish the Borrower with a certificate setting forth the basis and amount of such request for compensation.

Section 2.17. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, which notice shall be given promptly after such circumstances cease to exist.

(b) Each Lender agrees that, before making a demand under subsection (a) above, it shall (i) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office for the Eurodollar Rate Loans of such Lender if such designation will avoid the need for the Conversion of or for the suspension of the obligation of any Lender or Lenders to make Eurodollar Rate Loans as described in subsection (a) above and will not, in the opinion of such Lender, be otherwise disadvantageous to such Lender and (ii) failing such efforts and if legally permissible, cause such demand to be made on the last day of the applicable Interest Period for each Eurodollar Rate Loan then outstanding, as the case may be.

Section 2.18. Taxes.

(a) Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes on or attributable to amounts payable under this Section 2.18) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by a Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to any Governmental Authority, and in any event within 60 days of such payment, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify, within 10 days after written demand therefor, (i) the Administrative Agent for the full amount of any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) the Borrower for any Excluded Taxes, in each case, attributable to such Lender paid or payable by the Administrative Agent or the Borrower (as applicable) in connection herewith or with any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Excluded Taxes were correctly or legally imposed or asserted by a Governmental Authority. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the applicable Lender by the Administrative Agent or the Borrower (as applicable) shall be presumptive evidence of such payment or liability absent manifest error.

(f) (i) The Administrative Agent and each Lender, including any Foreign Lender, that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Withholding Agent such properly completed and executed documentation (including Internal Revenue Service forms W-8 and W-9) as reasonably requested by the Withholding Agent and as may be necessary or appropriate to permit the Withholding Agent to make payments under this Agreement or any Loan Document without withholding Tax or at a reduced withholding Tax rate.

(ii) If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender, as applicable, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall deliver to the Withholding Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that the Administrative Agent or such Lender, as applicable, has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent and each Lender shall deliver to the Withholding Agent such other documentation prescribed by applicable Law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not the Administrative Agent or such Lender, as applicable, is subject to backup withholding or information reporting requirements.

(iv) The Administrative Agent and each Lender shall provide the appropriate documentation described in clauses (i), (ii) and (iii) of this Section 2.18(f) at the following times (A) prior to the first payment date after becoming a party to this Agreement, (B) upon a change in circumstances or, upon reasonable request by the Withholding Agent, upon a change in Law, in each case, requiring or making appropriate a new or additional form, certificate or documentation, (C) upon reasonable request by the Withholding Agent, upon or before the expiration, obsolescence or invalidity of any documentation previously provided to the Withholding Agent and (D) upon reasonable request by the Withholding Agent. The Administrative Agent and each Lender shall provide to the Withholding Agent such forms or certificates as the Withholding Agent may reasonably request to establish the Administrative Agent’s or such Lender’s, as applicable, entitlement to an exemption from or reduction of Taxes imposed by a non-U.S.

jurisdiction; provided, however, neither the Administrative Agent, nor any Lender shall be required to provide any such form or certificate if it determines in its discretion that the provision of such form or certificate could materially adversely affect it or it is not legally entitled to provide such form or certificate.

(g) Each Lender agrees that, before making a demand under this Section 2.18, it shall use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the judgment of such Lender, require such Lender to incur a loss, and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Upon any such change in any Applicable Lending Office, such Lender shall provide to the Administrative Agent and the Borrower the appropriate form specified in this Section 2.18.

Section 2.19. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commencing on the date that such Lender becomes a Defaulting Lender, fees under Section 2.08(a) shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender;

(b) the Commitment and Revolving Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.03), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) provided no Default shall have occurred and be continuing, the Swingline Exposure and LC Exposure of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Domestic Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, either (A) procure the reduction or termination of the Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) or (B) cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any letter of credit participation fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) to the extent that the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the letter of credit participation fees payable to the Lenders pursuant to Section 2.08(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit participation fees payable under Section 2.08(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated, reduced, terminated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Defaulting Lender’s then outstanding Swingline Exposure and LC Exposure after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or cash collateralized in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to the Swingline Lender or the Issuing Bank in respect of such Lender hereunder relating to Swingline Exposure and/or LC Exposure.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks reasonably determine that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that there shall be no retroactive effect on fees reallocated pursuant to Section 2.19(c)(iv) and (v).

Section 2.20. Substitution of Lender. If (a) the obligation of any Lender to make Eurodollar Rate Loans has been suspended pursuant to Section 2.11, (b) any Lender has demanded compensation or the Borrower is otherwise required to pay additional amounts under Section 2.16 or 2.18 or (c) such Lender is a Defaulting Lender, the Borrower shall have, in addition to the right to seek a substitute lender or lenders who qualify as Eligible Assignees to assume, in accordance with the provisions of Section 9.06, the Commitment of such Lender, the right to terminate the unused Commitment of such Lender.

ARTICLE 3

CONDITIONS

Section 3.01. Conditions Precedent to Closing Date.1 The closing of this Agreement shall occur on the date (the “Closing Date”) on which the following conditions precedent shall have been satisfied:

(a) The Administrative Agent (or its counsel) shall have received from each applicable party the following, each dated such day (unless otherwise specified):

(i) A counterpart of this Agreement and each Note (if requested by any Lender) signed on behalf of each party thereto.

(ii) A copy of the articles or certificate of incorporation (or equivalent Constituent Document) of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with a certificate of such official attesting to the good standing of the Borrower.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower who is authorized to sign this Agreement and the other Loan Documents on the Borrower’s behalf, (B) the by-laws (or equivalent Constituent Document) of the Borrower as in effect on the date of such certification, (C) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of the Borrower from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (ii) above and (D)

1 Indicative ratings from Moody’s and S&P will be posted to the Lenders prior to the Closing Date as agreed by the Company and JPM.

the resolutions of the Board of Directors approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party.

(iv) An opinion of in-house counsel for the Borrower reasonably acceptable to the Administrative Agent.

(b) The Borrower shall have paid such fees as the Borrower shall have agreed to pay to any Joint Lead Arranger, any Lender or the Administrative Agent in connection herewith, including the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of the Loan Documents, the extensions of credit hereunder and the syndication of the credit facility provided hereby (to the extent such fees and expenses are due and statements for such fees and expenses have been delivered to the Borrower).

(c) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Lenders.

Section 3.02. Conditions Precedent to Effective Date. The Commitments shall become effective and available for drawing hereunder on the date (the “Effective Date”) which shall be no later than June 30, 2013, on which the following conditions precedent shall have been satisfied:

(a) The Closing Date shall have occurred;

(b) The Borrower shall have received Ratings of BBB- or better from S&P and Baa3 or better from Moody’s; and

(c) (i) No Default shall have occurred and be continuing as of such date, (ii) the representations and warranties contained in Article 4 shall be accurate on and as of such date as if made on and as of such date, (iii) no injunction affecting the execution, delivery or performance of the Loan Documents shall have been issued and remain in effect on the Effective Date, (iv) the initial public offering of common stock of the Borrower as contemplated by the Registration Statement shall have been completed and (v) the Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the Effective Date, stating that each of the conditions precedent set forth in clauses (i)-(iv) of this Section 3.02(b) have been satisfied.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 3.03. Conditions Precedent to Initial and Subsequent Credit Extensions. The obligation of each Lender to make a Loan hereunder on the occasion of each Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (each, a “Credit Extension”) shall be subject to the further conditions precedent that (i) the Effective Date shall have occurred and (ii) on the date of such Credit

Extension and after giving effect thereto, the following statement shall be accurate (and each of the giving of the applicable request pursuant to Section 2.02 or 2.04 and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension such statement is accurate): (x) the representations and warranties contained in Article 4 (other than those set forth in Section 4.04(b) and in Section 4.07) are accurate in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation or warranty (1) relates solely to an earlier date, in which case it shall be accurate as of such earlier date, or (2) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be accurate in all respects on and as of such date or such earlier date as specified in clause (1) above and (y) no Default has occurred and is continuing or would result from such Credit Extension or the application of any proceeds thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 4.01. Organization; Powers; Binding Effect. The Borrower is duly incorporated or organized and validly existing under the Laws of the state of its incorporation or organization and has the necessary corporate or other power and authority to enter into this Agreement and the other Loan Documents, to borrow hereunder and to perform and observe its obligations hereunder and thereunder, all corporate or other action required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and under the other Loan Documents has been duly taken, and this Agreement and the other Loan Documents have been duly executed and delivered and constitute, and, when executed and delivered, each of the Notes shall have been duly executed and delivered and shall constitute, valid, legal and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.02. Contravention. Neither (a) the certificate of incorporation, by-laws or other Constituent Documents of the Borrower, (b) any provision of any existing material mortgage, trust deed, contract, license, franchise, concession or agreement or any other material contractual obligation by which the Borrower or any of its Subsidiaries or any of their property or assets is bound, nor (c) any Law, regulation, judgment, injunction or other Order or award of any judicial, administrative, governmental or other authority or of any arbitrator binding on the Borrower or any of its Subsidiaries, conflicts or would conflict with or be contravened in any respect by the execution and delivery of the Loan Documents or would conflict with or be contravened by the Borrower’s or its Subsidiaries’ performance or observance of any of its obligations under the Loan Documents, except, in the case of clauses (b) and (c) above, for any such conflict or contravention that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

Section 4.03. Authorization. There are no authorizations, approvals, licenses, registrations or consents of any Governmental Authority necessary for the execution and delivery by the Borrower of any Loan Document, the performance by the Borrower of the obligations expressed to be assumed by it in or pursuant to the Loan Documents and the payment of any amounts hereunder or under the other Loan Documents in accordance with their terms or to render this Agreement or any other Loan Document legal, valid, binding, enforceable and admissible in evidence.

Section 4.04. Financial Statements; Material Adverse Change. (a) The Initial Financial Statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and such Initial Financial Statements present fairly, in all material respects, the Consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, the respective periods covered thereby.

(b) Except as disclosed in the Borrower SEC Documents as filed prior to the Effective Date (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), there has been no material adverse change in the financial position or results of operations of the Borrower and its Subsidiaries taken as a whole since December 31, 2011.

Section 4.05. Federal Reserve Regulations. (a) None of the Borrower or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

(b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U and X and all official rulings and interpretations thereunder or thereof.

Section 4.06. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.07. Litigation. Except as disclosed in the Borrower SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but other than any specific factual information contained therein) as filed prior to the Effective Date, there is no pending or (to the knowledge of the Borrower) threatened action, investigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator (i) that is reasonably likely to have a Material Adverse Effect or (ii) that could be reasonably expected to affect the legality, validity or enforceability of any Loan Document.

Section 4.08. Compliance with ERISA. Except for matters which could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the currently applicable provisions of ERISA and the Code with respect to each Plan and (b) no ERISA Event has occurred.

Section 4.09. Compliance with Law. Neither the Borrower nor any of its Subsidiaries is in violation of any Law or regulation to which it is subject is in default with respect to any Order or has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business which violation, default or failure to obtain could reasonably be expected to have a Material Adverse Effect.

Section 4.10. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in the Borrower SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but other than any specific factual information contained therein) as filed prior to the Effective Date, the Borrower and its Subsidiaries (i) are in compliance with all applicable Environmental Laws and have obtained, maintained and are in compliance with any permit, license or other approval required under any applicable Environmental Law for their current operations, (ii) are not subject to any Environmental Liability, (iii) have not received written notice of any claim with respect to any Environmental Liability and (iv) do not have knowledge of any basis for any Environmental Liability.

Section 4.11. Taxes. The Borrower and its Subsidiaries have (a) filed all United States Federal income tax returns and all other tax returns which are required to be filed by them, except for state, local and foreign tax returns which the failure to file could not reasonably be expected to have a Material Adverse Effect and (b) paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary to the extent such Taxes, have become due and payable and before they have become delinquent, except for Taxes which are being contested in good faith by the Borrower or the relevant Subsidiary pursuant to appropriate actions or proceedings being diligently pursued and for which reserves adequate under GAAP have been made. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes are adequate in all material respects.

Section 4.12. Full Disclosure. All written information (other than financial projections and information of a general economic nature or general industry nature), as modified or supplemented by any information provided to any Agent or Lender, by the Borrower in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects (after giving effect to all amendments and supplements thereto), when taken as a whole together with all such filings of the Borrower with the SEC, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (after giving effect to all amendment sand supplements thereto).

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and no LC Exposure exists, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year of the Borrower, its audited Consolidated balance sheet and related statements of income, cash flows, shareholders’ equity and footnotes as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent registered public accounting firm of recognized national standing to the effect that such Consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP;

(b) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period, its condensed Consolidated balance sheet and related statements of income, cash flows and footnotes as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the condensed financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a copy of a certificate of a Financial Officer of the

Borrower (the original signed version of which shall be delivered to the Administrative Agent) (i) setting forth in reasonable detail the calculations necessary to demonstrate compliance with the requirements of Section 6.05 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five Business Days after the Borrower first becomes aware of the occurrence of each Default continuing on the date of such statement, a written statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(f) except for matters which could not reasonably be expected to have a Material Adverse Effect, if an ERISA Event occurs, a certificate of a Financial Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable ERISA Affiliate is required or proposes to take; and

(g) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to subsections (a), (b) and (e) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information shall have been posted and available on the website of the SEC at http://www.sec.gov or on the website of the Borrower at www.zoetis.com.

Section 5.02. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will, upon reasonable prior notice (or without notice during the continuance of an Event of Default), permit agents and representatives of the Administrative Agent and each Lender to, during regular business hours, (i) visit and inspect their respective properties, (ii) inspect and make reasonable extracts from and copies of their respective books and records and (iii) discuss, subject to reasonable availability, with their respective principal officers and auditors their respective affairs, finances and accounts, all at the expense of such Lender or the Administrative Agent, as the case may be, or, if such visit or other action is during the continuance of an Event of Default, at the expense of the Borrower.

Section 5.03. Existence; Nature of Business. (a) The Borrower will, and will cause each of its Subsidiaries to, preserve and keep in full force and effect its corporate or other legal existence and all licenses and permits necessary to the proper conduct of its business, except that the foregoing shall not (i) prevent any transaction permitted by Section 6.02 or (ii) require the preservation of the legal existence of any Subsidiary or of any such license or permit the nonpreservation of which could not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be principally engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the Effective Date and similar or related businesses or businesses ancillary or complementary thereto.

Section 5.04. Payment of Obligations. Except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property or assets and (ii) all lawful claims that, if unpaid, might result in a Lien upon its property or assets; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any such Tax or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP.

Section 5.05. Maintenance of Properties; Insurance. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, (a) keep and maintain all property or assets material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance (if not self-insured for such risk), with financially sound and reputable insurance companies, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or substantially consistent with past practices of the Borrower and its Subsidiaries.

Section 5.06. Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply, in all material respects, with all Laws, rules, regulations and Orders of any Governmental Authority applicable to it or its property or assets, except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) noncompliance therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Use of Proceeds. The Borrower shall use the proceeds of the Loans and the Letters of Credit solely for general corporate purposes.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and no LC Exposure exists, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Mergers; Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of, and will not permit any Subsidiary to sell, transfer, lease or otherwise Dispose of, (in one transaction or in a series of transactions) all or substantially all of the property or assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any Subsidiary may liquidate or dissolve if (A) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (B) such liquidation or dissolution is not materially disadvantageous to the Lenders.

Section 6.02. Limitations on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create or incur, or suffer to be incurred or to exist, any Lien on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, except:

(a) Permitted Liens;

(b) any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary (or prior to the time the Person owning such property or asset becomes a Subsidiary); provided that such Lien is not created in contemplation of or in connection with such transaction;

(c) Liens securing Debt of the Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not encumber any property other than the property financed by such Debt and (ii) such Liens are incurred not later than 180 days after such acquisition;

(d) any Permitted Refinancing of any of the foregoing Secured Debt;

(e) Liens securing Intercompany Debt; and

(f) Liens securing Secured Debt permitted under Section 6.03.

Section 6.03. Priority Indebtedness. The Borrower will not at any time permit (a) the aggregate outstanding principal amount of Secured Debt (other than Secured Debt secured only by Liens permitted under paragraphs (a) through (e) of Section 6.02) plus

(b) all other Debt of all Subsidiaries (other than Intercompany Debt and Secured Debt), all determined on a Consolidated basis and without duplication, to exceed 15% of Consolidated Net Tangible Assets, all calculated as of the last day of each fiscal quarter of the Borrower.

Section 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or material arrangement (other than the Pfizer Separation Agreements) with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 6.05. Financial Covenants. (a) The Leverage Ratio as of the last day of any fiscal quarter falling during any period set forth below shall not exceed the applicable ratio set forth below for such period:

Fiscal Quarter Ending	Maximum Ratio
March 31, 2013-December 31, 2013	4.35:1.00
March 31, 2014-December 31, 2014	3.95:1.00
March 31, 2015-December 31, 2015	3.50:1.00
March 31, 2016 and thereafter	3.00:1.00

(b) The Interest Coverage Ratio shall not for any period of four consecutive fiscal quarters be less than 3.50:1.00; provided that, if on the Effective Date the Borrower has Ratings of BBB or better from S&P and Baa2 or better from Moody’s, this clause (b) shall become permanently inoperative and have no force and effect. For purposes of determining compliance with this paragraph prior to the completion of four full fiscal quarters commencing subsequent to the Effective Date, computation shall be based on annualized amounts determined with reference to any full fiscal quarter commencing and ending after the Effective Date.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) the Borrower shall default in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due; or

(b) the Borrower shall default in the payment of any interest on any Loan hereunder, any fee payable pursuant to Section 2.08 or any other amount payable under any Loan Document, and such default shall continue for three Business Days; or

(c) any representation, warranty or certification made or deemed made in any Loan Document, by or on behalf of the Borrower, or any certificate or other document furnished to the Administrative Agent or any Lender pursuant to the provisions hereof or of any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) the Borrower or any Subsidiary shall default in the performance of (i) any of its obligations contained in Section 5.01(d), Section 5.03(a) (with respect to the Borrower only) or Article 6 or (ii) any of its other obligations under this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent; or

(e) the Borrower or any Subsidiary shall fail to pay any principal of any Debt in an amount of at least $50,000,000 in the aggregate for the Borrower and all Subsidiaries (the “Requisite Amount”) (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(f) the Borrower or any Subsidiary shall fail to observe or perform any term, covenant or condition on its part to be observed or performed under any agreement or instrument relating to any Debt in the Requisite Amount, when required to be observed or performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or permit the acceleration of, the maturity of such Debt or such Debt has been accelerated; or any such Debt shall be required to be prepaid, defeased, purchased or otherwise acquired by the Borrower or any Subsidiary (other than by a regularly scheduled required prepayment or redemption and other than Secured Debt that becomes due as a result of the voluntary transfer of assets securing such Debt), prior to the stated maturity thereof; or

(g) any final judgment or Order for the payment of money in excess of the Requisite Amount shall be rendered against the Borrower or any Material Subsidiary and there shall be any period of 30 consecutive days during which a stay of enforcement of any such unsatisfied judgment or Order, by reason of bonding, a pending appeal or otherwise, shall not be in effect, provided, however, that any such judgment or Order shall not be an Event of Default under this Section 7.01(g) if and for so long as (i) the amount of such judgment or Order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or Order; or

(h) the Borrower or any ERISA Affiliate shall incur liability that would reasonably be expected to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or such ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default under this Section 7.01(h) shall be deemed to have occurred if the Borrower or such ERISA Affiliate shall have made arrangements satisfactory to the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(i) the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts (in each case, relative to its own creditors or Debts), (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(j) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its Debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Material Subsidiary or of all or any substantial part of its property and assets, or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an Order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an Order for relief against the Borrower or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(k) a Change of Control shall occur;

THEREUPON: (i) in the case of an Event of Default that has occurred and is continuing other than one referred to in clause (i) or (j) of this Section 7.01 with respect to the Borrower, the Administrative Agent (A) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, cancel the Commitments and (B) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (ii) in the case of the occurrence of an Event of Default referred to in clause (i) or (j) of this Section 7.01 with respect to the Borrower, the Commitments shall be automatically cancelled and the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the other Loan Documents shall become automatically due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action.

(a) Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under the Loan Documents, and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver and to perform its obligations under each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.03), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders or (ii) is contrary to this Agreement or applicable Law. The Administrative Agent agrees to give to each Lender prompt notice of each written notice of borrowing, repayment, prepayment or Event of Default given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 9.06(e), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) The Joint Lead Arrangers and the Persons named on the cover page hereof as Syndication Agents, Documentation Agents or Bookrunners shall have no obligations or duties whatsoever in such capacity under this Agreement and shall incur no liability hereunder in such capacity.

Section 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction). Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.06; (ii) may rely on the Register to the extent set forth in Section 9.06(e), (iii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Loan Document; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower, as to the financial position of the Borrower or as to the existence or possible existence of any Default or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (vi) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vii) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile transmission, Internet or intranet website posting, any electronic messaging system or other distribution) believed by it to be genuine and signed, sent or otherwise authenticated by the proper party or parties.

Section 8.03. JPMCB and Affiliates. With respect to its Commitment, the Revolving Loans made by it and the Note issued to it, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity. JPMCB and its Affiliates (including their respective directors, officers, agents or employees) may accept deposits from, lend money to, act as trustee under indentures of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person who may do any kind of banking, trust or other business with or own securities of the Borrower or any Subsidiary, all as if JPMCB were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.04. Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, conduct its own independent investigation of the financial position and affairs of the Borrower in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 8.05. Indemnification. Each Lender agrees to indemnify the Administrative Agent and its Related Parties (to the extent not reimbursed by the Borrower and ratably according to the respective amount of such Lender’s Commitment (or, if this indemnity under this paragraph is sought after the termination of the Commitments, such Lender’s Commitment as most recently in effect)), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction). Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Borrower.

Section 8.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to, if no Default shall have occurred and be continuing, the approval of the Borrower (which approval shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the

Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, subject to, if no Default shall have occurred and be continuing, the approval of the Borrower (which approval shall not be unreasonably withheld). In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of such 30-day period, notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation (which effective date shall be no earlier than three Business Days after the date of such notice). Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged therefrom as provided above in this paragraph). Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01. No Waiver; Remedies. No failure to exercise or delay in exercising any right, power or privilege in respect of this Agreement or any other Loan Document will be presumed to operate as a waiver, and no single or partial exercise of any right, power or privilege in respect of this Agreement or any other Loan Document will be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

Section 9.02. Notices, Etc. (a) Notices Generally. All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, transmitted or delivered, if to the Borrower, at its address at Zoetis Inc., 235 East 42nd Street, New York, NY 10017; if to any Lender, at its address for notices recorded by the Administrative Agent in the Register; and if to the Administrative Agent, at its address at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops 2, Newark DE 19713, Attn: Jonathan Foucault, Phone: 302-634-1666; Fax: 302-634-1417, Email: jonathan.i.foucault@jpmorgan.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. Without prejudice to clause (b)(iv) below, each such notice or communication will be deemed effective: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission or electronic mail, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted, except that notices and communications to the Administrative Agent pursuant to Article 2, 3 or 8 shall not be effective until received by the Administrative Agent. Delivery by facsimile or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or any of the other Loan Documents or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Electronic Communications.

(i) Delivery of Communications by the Borrower. The Borrower agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement, (D) is required to be delivered to satisfy any condition precedent in Article 3 or (E) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to jonathan.i.foucault@jpmorgan.com and tesfaye.a.anteneh@jpmorgan.com or such other e-mail address designated in writing by the Administrative Agent from time to time.

(ii) Use of Web Platforms. Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another similar website reasonably acceptable to the Borrower, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 9.02 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement. Each party hereto agrees that the Administrative Agent may, but (except as may be required by applicable Law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(iii) E-mail Notification to Lenders. Each Lender agrees (unless separate arrangements have been made with the Administrative Agent) that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission, and (B) that the foregoing notice may be sent to such e-mail address.

(iv) Presumption as to Delivery of E-mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting of a record of such communication as “received” in the e-mail system of the recipient; provided that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.

(v) Waiver of Responsibility. Each party acknowledges that (A) although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution (and each party assumes the risks of such distribution), (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its Affiliates nor any of their respective officers, directors, employees, members, trustees, agents, sub-agents, advisors or representatives (collectively, the “JPMCB Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each JPMCB Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (D) no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any JPMCB Party in connection with any Communications or the Platform.

Section 9.03. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents (except the Commitment Documents), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall (a) increase the Commitment of any Lender, or subject any Lender to any additional obligations, without the prior written consent of such Lender, (b) reduce the principal of, or interest (or the rate of interest) on, the Loans of any Lender, or any fees (or the rate at which they accrue) or other amounts payable hereunder to any Lender, without the prior written consent of such Lender, (c) alter the manner in which Commitment reductions or payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders without the prior written consent of all Lenders directly affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans of any Lender, or any fees or other amounts payable hereunder to any Lender, without the prior written consent of such Lender, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, that shall be required for the Lenders or any of them to take any action hereunder without the prior written consent of all Lenders affected thereby, (f) amend Section 2.15 or this Section 9.03 without the prior written consent of all Lenders adversely affected thereby, or (g) extend the commitment period of any Lender, or amend the definition of “Commitment Termination Date” with respect to any Lender, without the prior written consent of such Lender; provided further that no amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender under any Loan Document without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and provided further, that the Administrative Agent may, with the written consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender. Notwithstanding the foregoing, any amendment to the Pricing Grid pursuant to the final paragraph of Annex I shall not require the written consent of any Lender, but shall require the written consent of the Borrower and the Administrative Agent only.

Section 9.04. Costs and Expenses; Indemnity. (a) The Borrower agrees to pay, promptly following demand therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the credit facility provided for herein and the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, including the reasonable and documented fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement with respect to issues arising after the date hereof and relating specifically to this Agreement. The Borrower further agrees to periodically pay, promptly following demand therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (including reasonable and documented counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable and documented fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a). Notwithstanding the foregoing, nothing in this Section 9.04(a) shall require the Borrower to reimburse the Administrative Agent, any Joint Lead Arranger or any Lender for Taxes or Additional Costs paid pursuant to Section 2.16.

(b) If any payment or prepayment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of (i) a payment pursuant to this Agreement or a Conversion pursuant to Section 2.11, 2.13 or 2.17, (ii) a Commitment Increase pursuant to Section 2.07(c), (iii) a payment by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.06 as a result of a demand by the Borrower pursuant to Sections 9.06(a) or 9.06(c), (iv) acceleration of the maturity of the Loans pursuant to Article 7, (v) any payment on the Commitment Termination Date with respect to any Loans for which the Interest Period is deemed to end on such Commitment Termination Date pursuant to clause (i) of the definition of “Interest Period” or (vi) any other reason, or if the Borrower shall fail to effect any Borrowing of a Loan (other than a Base Rate Loan) on the date specified for such Borrowing in the related Borrowing request (including by reason of the failure of any applicable condition set forth in Article 3 to be satisfied), or if the Borrower shall fail to prepay any Eurodollar Loan after notice has been given to any Lender pursuant to Section 2.13 , then the Borrower shall, within 10 days following demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment or Conversion, or failure to borrow or prepay, including any loss (resulting from any interest rate differentials, excluding loss of anticipated margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. Determinations by a Lender for purposes of this Section 9.04(b) of any loss, cost or expense shall be conclusive and binding for all purposes, provided that such determinations are made on a reasonable basis. Any Lender requesting compensation under this Section 9.04(b) will furnish the Borrower with a certificate setting forth the basis and amount of such request for compensation. Notwithstanding the foregoing, nothing in this Section 9.04(a) shall require the Borrower to reimburse the Administrative Agent, any Joint Lead Arranger or any Lender for Taxes or Additional Costs paid pursuant to Section 2.16.

(c) The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) on demand against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, actions, judgments, suits, costs, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any such action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Borrower), whether based on contract, tort or any other theory and in any capacity regardless of whether any Indemnitee is a party thereto, in each case, whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, any equity holders or creditors of the Borrower or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, actions, judgments, suits, costs, liabilities or related expenses are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee in the performance of its obligations under the Loan Documents; provided, however, that in no event will such Indemnitee or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitee’s or such other parties’ activities related to the Loan Documents and the Borrower hereby waives, releases and agrees not to sue upon such claim or any such damages whether or not accrued or not known or suspected to exist in its favor. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Indemnitee, as the case may be, as a result of such loss, claim, damage, liability and related expenses in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and their respective Affiliates, stockholders, partners or other equity holders on the one hand and (ii) such Indemnitee on the other hand in the matters contemplated by the Loan Documents as well as the relative fault of (i) the Borrower and their respective Affiliates, stockholders, partners or other equity holders and (ii) such Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

(d) Without prejudice to the survival of any other agreement of the Borrower or the Lenders hereunder, the agreements and obligations of the Borrower contained in Sections 2.16, 2.18 and this Section 9.04, and the agreements and obligations of each Lender under Sections 8.05 and 9.11, shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.05. Binding Effect. This Agreement shall become effective (other than (a) the obligations of the Lenders to make Credit Extensions hereunder, (b) the representations and warranties in Sections 4.04, 4.05, 4.07, 4.08, 4.10 and 4.11 and (c) the covenants in Article 5 and Article 6, which shall, in each case, only become effective upon satisfaction of the conditions precedent set forth in Section 3.02) when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders (except Defaulting Lenders), which consent shall not be unreasonably withheld or delayed, and any purported assignment without such consent shall be null and void.

Section 9.06. Assignments and Participations. (a) Each Lender may assign to one or more Lenders all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it) with the consent of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the consent of the Borrower shall not be required), each Issuing Bank, the Swingline Lender and the Administrative Agent, in each case, which consent shall not be unreasonably withheld or delayed, and, if demanded by the Borrower (pursuant to clause (c) below), upon at least five Business Days’ notice to such Lender and the Administrative Agent, shall assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it); provided that (i) each such assignment shall be of a constant, and not a varying percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment or Loan, as applicable, of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee or an Affiliate of a Lender of the type described in clause (y) of the second proviso below, (iv) each such assignment made as a result of a demand by the Borrower shall comply with clause (c) below, (v) the parties to each such assignment (which shall not include the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 and (vi) the assignee, if not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that the Borrower shall pay such processing and recordation fee if such assignment occurs as a result of a demand by the Borrower pursuant to Section 9.06(c)(i) or (ii); provided further that no consents shall be required (x) in the case of an assignment of the type described in clause (g) below, or (y) in the case of an assignment of a Commitment by a Lender to an Affiliate of such Lender if the long term deposit rating of such Affiliate is no less than the long term deposit rating of such Lender at the time of the assignment, subject to reassignment by such Affiliate to such Lender if at any time it ceases to be an Affiliate of such Lender and prior notification of any such assignment to the Borrower. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, 2.18 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender (A) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, other than the representation and warranty that it owns the interest being assigned, free and clear of any liens or encumbrances, and has taken all action necessary to consummate the transactions pursuant to such Assignment and Acceptance; and (B) makes no representation or warranty and assumes no responsibility with respect to the financial position of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; and (ii) such assignee (A) represents and warrants that it has taken all action necessary to consummate the transactions pursuant to such Assignment and Acceptance; (B) confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) or 5.01(b) (or, prior to the first such delivery, the Initial Financial Statements) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (C) agrees that it will, independently and without reliance upon the Administrative Agent, any Arranger, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (D) confirms that it is an Eligible Assignee; (E) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (F) agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

Anything herein to the contrary notwithstanding, the Borrower shall not be obligated to pay to any assignee any amounts under Section 2.16 or 2.18 in excess of the amount the Borrower would have been obligated to pay thereunder to the assigning

Lender in the absence of such assignment, unless such assignment is made at a time when the circumstances giving rise to such greater payments did not exist.

(c) Following (i) a demand by any Lender pursuant to, or the incurrence by the Borrower of an obligation to make a payment pursuant to, Section 2.16, 2.17 or 2.18, (ii) any Lender becoming a Defaulting Lender or (iii) in connection with any proposed amendment, modification, waiver or termination requiring the consent of all the Lenders or all affected Lenders, for which the consent of the Required Lenders has been obtained, the failure of any Lender whose consent is required but not obtained to vote in favor of such amendment, modification, waiver or termination, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of each Issuing Bank, the Swingline Lender and the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (giving effect to Section 2.19 in the event such Lender is a Defaulting Lender) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) in the case of any such assignment resulting from a claim or obligations under Section 2.16, 2.17 or 2.18, such assignment will result in a reduction in such compensation or payments and (z) no Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note (which shall be marked “cancelled” by the assigning Lender) a new Note to such Eligible Assignee in an amount equal to the Commitment or Loan, as applicable, assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Loan, as applicable, hereunder, a new Note to the assigning Lender in an amount equal to the Commitment or Loan, as applicable, retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance and each Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the interest and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and any Notes held by it); provided, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Participant and the Commitment of, and the interest and principal amount of the Loans owing to, each Participant from time to time (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations hereunder or under any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Loans owing to it and the Notes held by it) in favor of any

Federal Reserve Bank or other Governmental Authority in accordance with any regulation of the Federal Reserve or other Governmental Authority. No such assignment shall release any Lender from its obligations hereunder.

Section 9.07. Governing Law. This Agreement and the other Loan Documents and any claim, controversy or dispute arising under or related to this Agreement, the Loan Documents, the relationship of the parties under any Loan Document, and/or the interpretation and enforcement of the rights and duties of the parties under any Loan Document shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.09. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

Section 9.10. Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 9.11. Confidentiality. (a) The Administrative Agent, each Joint Lead Arranger and each Lender shall hold all non-public information regarding the Borrower and its Subsidiaries and their business identified as such by the Borrower and obtained by the Administrative Agent, such Joint Lead Arranger or Lender, as the case may be, pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling confidential information of such nature and only use such information in connection with its services to, and its relationship with, the Borrower, provided that nothing herein contained shall be construed to prevent the Administrative Agent or such Lender or Joint Lead Arranger from disclosing such information (i) to any Affiliate of the Administrative Agent or such Lender or Joint Lead Arranger or any officer, director or employee or agent or any attorney or accountant for the Administrative Agent or such Lender or Joint Lead Arranger that agrees to be similarly bound, (ii) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Commitments or Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations or to any credit insurance provider relating to the Borrower and its obligations, in each case that agrees to be bound by the provisions of this Section 9.11, (iii) pursuant to any subpoena or upon the Order of any court or administrative agency or upon the request or demand of, or in connection with any investigation, examination or audit by, any governmental agency or authority, whether or not such request or demand shall have the force of Law, upon notice to the Administrative Agent and the Lenders of such subpoena, Order, request or demand (unless such notice is not legally permissible), provided that, except with respect to any audit or examination conducted in the ordinary course by bank accountants or by any governmental bank regulatory authority exercising examination or supervisory authority, the Administrative Agent or such Lender or Joint Lead Arranger (as the case may be) shall have used commercially reasonable efforts to provide prompt notice to the Borrower (unless such notice is not legally permissible) of such subpoena, Order, request or demand or such investigation, examination or audit so as to enable the Borrower to seek a protective Order or other appropriate remedy and thereafter discloses only the minimum information required to be disclosed in order to comply with such subpoena, Order, request or demand of, or in connection with such investigation, examination or audit, (iv) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party and who was not similarly bound so far as such Person was aware, (v) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Administrative Agent, any Joint Lead Arranger or any Lender, and (vi) in connection with the exercise of any remedy hereunder. Said authorization to disclose is subject to any federal or state securities Laws that reasonably require the parties to keep some or all aspects of the transaction contemplated herein confidential. Furthermore, nothing in this Section 9.11 shall be construed as a waiver of any applicable attorney client privilege or any privilege arising under section 7525 of the Code or any duty of confidentiality on the part of any attorney or accountant under any code of professional conduct that, in each case, relates to communications with respect to the transactions contemplated herein or the execution thereof.

Section 9.12. Jurisdiction, Service of Process, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property and assets, to the exclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, in each case sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto (subject, in the case of the Administrative Agent and each Lender, to the last sentence of this paragraph) hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.14. [Reserved].

Section 9.15. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

Section 9.16. No Fiduciary Duty. The Administrative Agent, each Joint Lead Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 9.17. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified in Article 7 by the Required Lenders to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Article 7 and notice to the Borrower as required under Article 7, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.17 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.18. Integration. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Documents and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Documents that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect, except where such provisions conflict with any provision in this Agreement, in which case the latter shall have effect).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZOETIS INC.

By:	/s/ Richard A. Passov
Name: Richard A. Passov
Title: Executive Vice President, Chief Financial Officer

[Signature page to Zoetis Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender, Issuing Bank, Swingline Lender and as Administrative Agent,

By:	/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

BANK OF AMERICA, N.A.:

By:	/s/ Robert LaPorte
Name: Robert LaPorte
Title: Vice President

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Name of Institution: BARCLAYS BANK PLC

By:	/s/ Vanessa A. Kurbatskiy
Name: Vanessa A. Kurbatskiy
Title: Vice President

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Citibank, N.A., as a Lender:

By:	/s/ Patricia Guerra Heh
Name: Patricia Guerra Heh
Title: Vice President

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Name of Institution: Deutsche Bank AG New York Branch

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

By:	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Director

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Name of Institution: BNP Paribas

By:	/s/ Michael Pearce
Name: Michael Pearce
Title: Managing Director

Name of Institution: BNP Paribas

By:	/s/ Michael R. Hoffman
Name: Michael R. Hoffman
Title: Vice President

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

HSBC Bank USA, National Association

By:	/s/ Thomas A. Foley
Name: Thomas A. Foley
Title: Managing Director

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Royal Bank of Canada, as Lender

By:	/s/ Scott MacVicar
Name: Scott MacVicar
Title: Authorized Signatory

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Morgan Stanley Bank, N.A.

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Name of Institution: The Bank of Tokyo- Mitsubishi UFJ, Ltd.

By:	/s/ Brian McNany
Name: B. McNany
Title: Vice President

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH

By:	/s/ John L. Church
Name: John L. Church
Title: Managing Director

By:	/s/ Peter Glawe
Name: Peter Glawe
Title: Executive Director

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

STANDARD CHARTERED BANK:

By:	/s/ Karen Bershtein
Name: Karen Bershtein
Title: Director

STANDARD CHARTERED BANK:

By:	/s/ Robert K. Reddington
Name: Robert K. Reddington
Title: Credit Documentation Manager

[Signature page to Zoetis Credit Agreement]

SIGNATURE PAGE TO

ZOETIS INC. CREDIT AGREEMENT

Name of Institution: Bank of China, New York Branch

By:	/s/ Haifeng Xu
Name: Haifeng Xu
Title: Executive Vice President

[Signature page to Zoetis Credit Agreement]

ANNEX I

Pricing Grid

Level:	Ratings (Moody’s/S&P):	Base Rate Margin (% per annum)	Eurodollar Margin (% per annum)	Facility Fee Rate (% per annum)
Level 1	Greater than or equal to Baa1/BBB+	0	1.000	0.125
Level 2	Baa2/BBB	0.10	1.100	0.150
Level 3	Baa3/BBB-	0.300	1.300	0.200
Level 4	Ba1/BB+	0.475	1.475	0.275
Level 5	Less than Ba1/BB+	0.925	1.925	0.325

In the event of split Ratings from Moody’s and S&P, the foregoing determinations will be based upon the Rating more favorable to the Borrower unless the Ratings differ by more than one Level, in which case the foregoing determinations will be based on the Level that is one Level below that of the more favorable Level (i.e., Level 2 is “below” Level 1).

For purposes of the foregoing: (a) if a Rating Agency shall merge with or into or be acquired by the other Rating Agency, or shall cease to be in the business of rating corporate debt obligations, or shall otherwise cease to have a Rating in effect, then Fitch will be substituted into the Pricing Grid for the Rating Agency from which a Rating is no longer available (with the Fitch equivalent ratings substituted) unless otherwise agreed by the Borrower and the Administrative Agent (on behalf of the Lenders), and if a Rating from Fitch is not available, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the Pricing Grid to replace the reference to the Rating of such Rating Agency with the rating of a rating agency registered with the SEC as a “nationally recognized statistical rating organization” and, pending the effectiveness of any such amendment, the foregoing determinations shall be determined by reference to the Rating of the other Rating Agency; provided that if no such agreement is reached after the Borrower and the Administrative Agent (on behalf of the Lenders) have negotiated in good faith for 90 days, then at the end of such 90 day period and thereafter (until an agreement is reached among the Borrower and the Administrative Agent (on behalf of the Lenders)) such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Level 5; (b) if any Rating Agency shall not have a Rating in effect for a reason other than one of the reasons set forth in the

Annex 1 - 1

preceding clause (a), such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Level 5; and (c) in the event neither Rating Agency has a Rating in effect, the foregoing determinations will be determined by reference to Level 5.

Annex 1 - 2